EXHIBIT 5.1

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   , 2008

Renaissance Acquisition Corp. 50 East Sample Road, Suite 400 Pompano Beach, Florida 33064

Re:

40,410,000 shares of common stock, as described in the Registration Statement on Form S-4 referred to below

Gentlemen and Ladies:

We have acted as counsel to Renaissance Acquisition Corp., a Delaware corporation (“Renaissance”), in connection with the preparation of a Registration Statement on Form S-4 (including the proxy statement/prospectus forming a part thereof, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the proposed issuance of up to 40,410,000 shares (the “Shares”) of Renaissance common stock, par value $.0001 per share (“Renaissance Common Stock”), pursuant to an Agreement and Plan of Merger, dated as of September 13, 2008 (the “Merger Agreement”), by and among Renaissance, FCI Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Renaissance (“Merger Sub I”), FCI Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Renaissance (“Merger Sub II”), First Communications, Inc., a Delaware corporation (“First Communications”) and The Gores Group, LLC, solely in its capacity as stockholders’ representative.  The Merger Agreement provides for the merger of Merger Sub I with and into First Communications, with First Communications continuing as the surviving corporation (“First Merger”) and First Communications immediately thereafter merging with and into Merger Sub II, with Merger Sub II continuing as the surviving limited liability company (“Second Merger,” and, together with the First Merger, the “Merger”). The Merger Agreement also provides for the First Communications stockholders, including certain warrant holders who make an irrevocable cashless exercise of their warrants immediately prior to and contingent upon the consummation of the Merger (each a “First Communications Holder” and collectively, the “First Communications Holders”), to receive an aggregate of 18,460,000 shares of Renaissance Common Stock and the right to receive up to an aggregate of an additional (i) 9,950,000 shares of Renaissance Common Stock if a performance milestone is achieved before June 30, 2011 and (ii) 8,500,000 shares of Renaissance Common Stock if the last sales price of Renaissance Common

Stock has been at least $8.50 per share, on 20 trading days within any 30 trading day period ending on January 28, 2011.  In addition, under the Merger Agreement, holders of First Communications Series A Preferred Stock will receive an aggregate of $15.0 million in cash consideration, together with an accrued dividend of 12% per annum, pro rated and calculated from September 28, 2008 in exchange for their shares of Series A Preferred Stock.  If a fractional share is required to be issued to a First Communications Holder, Renaissance will issue such First Communications Holder an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by $6.00.

We have examined such corporate records and documents and other matters as we have deemed necessary in order to render this opinion.

In making our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to all authentic original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the legal capacity of natural persons, and the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the records, agreements, instruments and other documents we have reviewed.  In our examination of documents executed by parties other than Renaissance, Merger Sub I and Merger Sub II, we have assumed that such parties had, have or will have all requisite power and authority to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action and the due execution and delivery by such parties of all such agreements, instruments and other documents and the validity and binding effect thereof.  As to any facts material to this opinion which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Renaissance and others.

Our opinion is limited to applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”) and judicial decisions interpreting Delaware Law.  We express no opinion with respect to the laws of any other jurisdiction and no opinion is expressed herein with respect to the qualifications of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon the foregoing, it is our opinion that, following (i) effectiveness of the Registration Statement under the Securities Act, (ii) effectiveness of the mergers under Delaware Law and (iii) issuance of the Shares in accordance with the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the proxy statement/prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

Dechert LLP